Exhibit 99.1

NEWS RELEASE

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
Wyeth	Wyeth
(973) 660-5218	(973) 660-5340

Wyeth Announces Executive Change in Finance Organization

— John C. Kelly Named New Controller —

Madison, N.J., February 28, 2008 — Wyeth (NYSE: WYE) today announced the promotion of John C. Kelly to Vice President and Controller, Wyeth, effective March 28, 2008. Mr. Kelly replaces Paul J. Jones, who is retiring after a 30-year career at Wyeth, including serving as Vice President and Controller for the past 13 years.

Since joining Wyeth in 2002, Mr. Kelly has handled a wide range of assignments in finance, most recently as Vice President, Finance Operations. Prior to joining Wyeth, he was at Arthur Andersen LLP for more than 35 years where he served as a Partner in the firm, the Partner in Charge of the Audit & Business Consulting Practice of Metro New York, and Managing Partner and Head of Accounting & Audit Practice for the firm’s New Jersey-based operations. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. He earned both his B.S. in business administration and M.B.A. in international finance from Seton Hall University.

“Since joining Wyeth, John has had a significant impact on our Company,” says Greg Norden, Senior Vice President and Chief Financial Officer, Wyeth. “He has contributed much to the success of Wyeth and the finance organization during the past six years.”

Mr. Jones joined Wyeth in 1977 after eight years at Arthur Andersen LLP. While at Wyeth, he served in a broad range of leadership positions in the finance organization, including Chief Financial Officer of the Company’s international and U.S. pharmaceutical businesses.

“Paul has had a highly productive career and brought his broad-based financial and deep technical knowledge to every position he has held at Wyeth,” says Mr. Norden. “He has made exceptional contributions to the development of the Company as we know it today and has been an invaluable part of the finance team during his tenure.”

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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